SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2003

SYSTEMONE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

FLORIDA

(State or other jurisdiction of incorporation)

000-21325	65-0226813

(Commission File Number)	(I.R.S. Employer Identification No.)

8305 N.W. 27th Street Suite 107, Miami, Florida	33122

(Address of principal executive offices)	(Zip Code)

(305) 593-8015

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Exhibit Index at Page 5

Item 5. Other Events and Regulation FD Disclosure.

     On July 30, 2003, SystemOne Technologies Inc. (“SystemOne”) entered into a SystemOne Equipment Inspection and Repair Agreement (the “Repair Agreement”) with Safety-Kleen Systems, Inc. (“Safety-Kleen”), the exclusive North American distributor of SystemOne parts washers under the Second Amended and Restated Marketing and Distribution Agreement dated as of March 8, 2001 between SystemOne and Safety-Kleen (the “Marketing Agreement”).

     The Repair Agreement was entered into following Safety-Kleen’s assertions that the molded tanks in parts washers manufactured by SystemOne may develop leaks and were, therefore, defectively designed or manufactured, constituting a purported material breach of the Marketing Agreement by SystemOne. SystemOne has informed Safety-Kleen that it believes that the SystemOne parts washers are not defective, although damage caused by improper handling or maintenance of the parts washers can cause the molded tanks to leak, and that SystemOne believes that it is not in material breach of the Marketing Agreement. Even if SystemOne were in material breach, it believes that it is diligently pursuing a cure of any such breach as permitted under the terms of the Marketing Agreement, including by performing the inspection and repair program under the Repair Agreement and through the introduction of a new molded tank design which SystemOne believes should virtually eliminate the risk of molded tanks developing leaks in handling, maintenance or normal use. If in fact SystemOne were in material breach of the Marketing Agreement and failed to cure or diligently pursue a cure of any such breach, Safety-Kleen would then have the right to terminate the Marketing Agreement upon 30 days’ further notice.

     Pursuant to the Repair Agreement, while not admitting that the molded tanks are defective or that there has been a material breach of the Marketing Agreement, SystemOne has agreed to inspect and repair, as required, the molded tanks in all washers in Safety-Kleen’s inventory and all washers placed with Safety-Kleen customers as to which tank leaks have been reported (approximately 250 to date) and others that are later reported. Under the Repair Agreement, the approximately 6000 units in Safety-Kleen’s inventory must be inspected and any necessary repairs completed within 45 days; customer units with storage tank leaks must be inspected and repaired on a rolling basis of 14 to 21 days from the date that they are reported to SystemOne.

     Although SystemOne believes that performance of the Repair Agreement should satisfy Safety-Kleen’s concerns regarding the molded tanks, there can be no assurance that Safety-Kleen will agree that the full performance of the Repair Agreement constitutes a cure of any alleged material breach of the Marketing Agreement or that it will ultimately withdraw its claim that there has been a material breach of the Marketing Agreement by SystemOne. Furthermore, there can be no assurance that Safety-Kleen will not attempt to terminate the Marketing Agreement based upon any such alleged breach or some other basis. Because Safety-Kleen is SystemOne’s sole customer, any termination or attempted termination of the Marketing Agreement or other sustained failure or refusal on the part of Safety-Kleen to take and pay for parts washers would have a material adverse effect on SystemOne’s results of operations, cash flows and financial condition and could require SystemOne to seek legal remedies and to develop alternative distribution channels for its parts washers; there can be no assurance that SystemOne would be successful in any such legal proceedings or in developing such distribution channels or that it would have, or be able to obtain on appropriate terms, the financial resources necessary to pursue such legal remedies or withstand any sustained disruption of revenue while other distribution arrangements are established. In addition, although SystemOne currently estimates that the total cost of the inspection and repair effort under the Repair Agreement should be covered by its warranty reserves, SystemOne cannot be certain at this time of the ultimate cost of performing the Repair Agreement or whether such performance will ultimately have a material adverse effect on SystemOne’s financial condition, results of operations or cash flows.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits

The following Exhibit is provided in accordance with the provisions of Item 601 of Regulation S-B and is filed herewith:

10.1	SystemOne Equipment Inspection and Repair Agreement dated as of July 30, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMONE TECHNOLOGIES INC.

Date: July 30, 2003	By: /s/ Paul I. Mansur

Paul I. Mansur Chief Executive Officer

EXHIBIT INDEX

10.1	SystemOne Equipment Inspection and Repair Agreement dated as of July 30, 2003